Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-218682 and 333-265225 on Form S-8 and Registration Statement No. 333-277986 on Form S-3 of our reports dated March 17, 2025, relating to the financial statements of Pursuit Attractions and Hospitality, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Tempe, Arizona
March 17, 2025